UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: July 27, 2015
(Date of earliest event reported)

DIGIRAD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-50789	33-0145723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1048 Industrial Court,
Suwanee, GA 30024
(Address of principal executive offices, including zip code)

(858) 726-1600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  Item 8.01.    Other Events

On July 27, 2015, Digirad Corporation (the “Company”) announced that it entered into a stock subscription agreement (the “Agreement”) with Perma-Fix Medical, S.A. (“Perma-Fix Medical”), a publicly traded company listed on the NewConnect market of the Warsaw Stock Exchange. Perma-Fix Medical is a subsidiary of Perma-Fix Environmental Services, Inc. (NASDAQ: PESI). Perma-Fix Medical is developing a proprietary process to produce Technetium-99m (“Tc-99m”) resin from non-enriched uranium sources for purposes of creating nuclear imaging isotopes.

Under the terms of the Agreement, the Company invested $1 million USD in exchange for 71,429 ordinary shares of Perma-Fix Medical, which constitutes approximately 5.4% of the outstanding ordinary shares of Perma-Fix Medical (the “Investment”). In connection with the Investment, Matthew Molchan, President and CEO of the Company, was appointed to the Supervisory Board of Perma-Fix Medical. Upon Perma-Fix Medical successfully completing development of the new Tc-99m resin, Perma-Fix Medical will supply the Company or its preferred nuclear pharmacy supplier with Tc-99m at a preferred rate and the Company will purchase agreed upon quantities of such Tc-99m for its nuclear imaging operations either directly or in conjunction with its preferred nuclear pharmacy supplier. The Company had previously announced entry into a preliminary Letter of Intent in connection with this investment in a Current Report on Form 8-K filed on January 15, 2015.

A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d)    Exhibits:

99.1	Joint Press Release of Digirad Corporation, Perma-Fix Environmental Services, Inc., and Perma-Fix Medical, S.A. dated July 27, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGIRAD CORPORATION

By:	/s/ Jeffry R. Keyes
Jeffry R. Keyes Chief Financial Officer

Date:     July 27, 2015

Exhibit Index

Exhibit No.	Description

99.1	Joint Press Release of Digirad Corporation, Perma-Fix Environmental Services, Inc., and Perma-Fix Medical, S.A. dated July 27, 2015.